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                      AGREEMENT AND PLAN OF REORGANIZATION




                            WILLISTON OIL CORPORATION


                                 ACQUISITION OF


                            MEDCO HEALTH CORPORATION













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                      AGREEMENT AND PLAN OF REORGANIZATION

      AGREEMENT AND PLAN OR REORGANIZATION ("AGREEMENT") made as of this 16th day of January, 1996, by and among Williston Oil Corporation ("Williston"), a Nevada corporation with offices at 246 Clifton Avenue, Clifton, New Jersey 07011, Sun Capital Corporation ("Sun Capital"), a corporation with offices at 246 Clifton Avenue, Clifton, New Jersey 07011, and Medco Health Corporation ("Medco"), a New York corporation, with offices at 221 60th Street, West New York, New Jersey 07093, and Fahim Sahraie (the "Sole Shareholder"), who resides at 33A Mountain Road, Otisville, NY 10963.

                                    PREMISES

      The Sole Shareholder owns all of the issued and outstanding capital stock of Medco, Williston desires to acquire all of the issued and outstanding stock of Medco, so as to make Medco a wholly-owned subsidiary of Williston, and the Sole Shareholder desires to make a tax-free exchange of his shares in Medco for shares of Williston's common stock, to be exchanged as set out herein with the said Sole Shareholder.

                             PLAN OF REORGANIZATION

      The Reorganization will comprise the acquisition by Williston of all the outstanding capital stock of Medco from the Sole Shareholder in exchange solely for a part of Williston's voting stock. The Sole Shareholder is and will, as of the Closing (as hereinafter defined), be the owner of all of the issued and outstanding capital stock of Medco. The exchange by the Sole Shareholder of the capital stock of Medco for voting common stock of Williston shall be made upon and subject to the terms and conditions of this Agreement hereinafter set forth and is intended to qualify as a tax free reorganization pursuant to the provisions of Section 368(a) (1) (B) of the Internal Revenue Code of 1954, as amended.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the premises and respective agreements hereinafter set forth, the aforementioned parties hereby agree as follows:

                              1. EXCHANGE OF SHARES

      Williston and the Sole Shareholder agree that all of the issued and outstanding shares of common stock of Medco ("the Medco Stock") shall be exchanged with Williston for the issuance by Williston to the Sole Shareholder of twenty-four million (24,000,000) shares of the Class A common stock of Williston, $.001 par value, per share which shall upon their issuance constitute 65.40482% of the issued and outstanding shares of the Class A common stock of Williston (the "New Williston shares"); and
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exchanged for 1.25 million shares of Class B, which represents all the issued and outstanding shares of the voting class.

                                   2. CLOSING

2.1     TIME AND PLACE

      The closing of the transactions contemplated by Section 1 hereof shall take place at 10:00 A.M., on January 16, 1996, at the offices of Sun Capital Corporation, 246 Clifton Avenue, Clifton, New Jersey 07011, or such other time and place as the parties hereto shall agree.

2.2     ACTIONS TO BE TAKEN

      A. At the Closing the Sole Shareholder shall assign, transfer, deliver and set over to Williston all of the Medco Stock duly endorsed and with any required documentary or stamp taxes affixed at the Sole Shareholder's expense so as to make Williston the sole owner thereof, free and clear of all liens, claims and encumbrances. At the closing, Williston shall issue and deliver to the Sole Shareholder the twenty-four million (24,000,000) New Williston Share.

                  3. REPRESENTATIONS AND WARRANTIES OF THE SOLE
                              SHAREHOLDER AND MEDCO

      The Sole Shareholder and Medco, hereby represent and warrant to Williston and Sun Capital that, with respect to the Medco Stock and with respect to Medco, effective this date, the representations listed below are true and correct, and further covenant and agree that, as of the Closing Date, the following representations will be true and correct.

3.1   ORGANIZATION AND STANDING

      Medco is a corporation duly organized and validly existing and in good standing under the laws of the State of New Jersey and has all requisite corporate power and authority to own its property, to carry or its business as now being conducted and to enter into and carry out the provisions of this Agreement. Medco is duly licensed and qualified to do business with all Federal, State and other governmental agencies as required to own its properties and to conduct its business.

3.2   CAPITALIZATION

      The duly authorized capital stock of Medco consists of 200 shares of Common Stock, no par value, of which 200 shares are outstanding, validly issued, fully paid and nonassessable and owned of record by the Sole Shareholder. There are no other securities of Medco now outstanding or securities on which it is or may be liable, or securities that are or may become required to be issued by reason of any statutory requirements
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(including, without limitation, preemptive rights), or warrants, rights, options, calls, commitments or other agreements presently outstanding.

3.3   CORPORATE RECORDS

      A copy of Medco's certificate of incorporation, the amendments thereto, and the By-Laws, all of which are certified by the Secretary of Medco as of a recent date, are attached as Schedule 3.3 hereto and each of the foregoing will be complete, true and correct on the Closing date. The minute books of Medco contain complete and accurate records of all corporate actions taken by the Sole Shareholder, there having never been any other shareholders, officers, or directors of Medco. The stock book of Medco reflects accurately the foregoing or, in the event that there have in the past been shareholders of Medco, other than the Sole Shareholder, the names of all persons who at any time in the past were record shareholders of Medco, the number of shares of capital stock held by each such shareholders and the circumstances of any past transfers or redemptions of any shares of Medco held prior to the date hereof by any person other than the Sole Shareholder.

3.4   SUBSIDIARIES

      Medco owns no securities of any other entity.

3.5   DEFAULT UNDER LOANS

      Medco is not in default in the payment of principal or interest and has fully complied with all other covenants, obligations and conditions of all indebtedness outstanding. Medco has no outstanding mortgages, loan agreements or indebtedness of any kind, nature or description except as set forth on Schedule
3.5 hereto.

3.6   NO AGREEMENT OR COURT ORDERS

      Neither Medco not the Sole Shareholder is a party or subject to or bound by any agreement or any judgment, order, writ, injunction or decree of any court or governmental body which contained any provisions which could operate to impair the carrying out of this Agreement or any of the transactions contemplated hereby.

3.7   AUTHORITY

      The execution, delivery and performance of this Agreement by Medco has been duly and effectively authorized by all requisite corporate action and will not violate any provision of the Certificate of Incorporation or By-Laws of Medco or any provision of, or result in the acceleration of any obligation under, any agreement, indenture, instrument, lease, contract or other undertaking to which Medco is a party or by which it is bound.
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3.8   RECENT FINANCIAL STATEMENTS

      Medco and the Sole Shareholder have delivered to Williston a Balance Sheet of the Company as of December 31, 1995, (the "Recent Balance Sheet") and the related Statement of Earnings for the fiscal year then ended (the "Recent Income Statement"). Such Recent Balance Sheet and Recent Income statement being hereinafter sometimes collectively called the "Recent financial Statement" have been audited by an independent auditor or are in form which is auditable. The Recent Financial Statements are true, correct and complete and accurately and truly present the financial condition of Medco as at the date thereof and the results of its operations for the period therein specified and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with that of the preceding period and consistently maintained throughout the periods involved. without limiting the generality of the foregoing, the Recent Financial Statements, either on the face thereof or in the notes thereto, include, reflect or disclose all periods involved. Without limiting the generality of the foregoing, the Recent Financial Statements disclose all debts, liabilities, commitments and obligations of every nature, whether absolute, accrued, contingent or otherwise of Medco as at the date thereof, including all appropriate reserves for taxes and there are no other debts of Medco, or claims or demands with respect thereof, relating to or arising out of any act, transaction or circumstances which occurred or existed on or before the date of the Recent Balance Sheet, due or payable, except as included, reflected or disclosed on the Recent Balance Sheet. the Recent Income Statement does not contain any item of special or non recurring income or other income not earned in the ordinary course of business except as expressly specified therein.

3.9   OTHER FINANCIAL STATEMENTS

      Medco and the Sole Shareholder will deliver to Williston copies of all other financial statements of Medco, prepared by or for Medco as of a date subsequent to the date of the Recent Financial Statements, all of which will be true, complete and correct and will have been prepared in accordance with sound generally accepted accounting principles consistently followed throughout the period indicated.

3.10  LIABILITIES AND OBLIGATIONS

      All liabilities of Medco and all obligations of Medco with respect to contracts and commitments which arose or arise after the date of Medco's Recent Financial Statements and prior to the Closing were or will be incurred only in the ordinary course of business. All liabilities for taxes with respect to the period after the date of Medco's Recent Financial Statements and prior to the Closing were or will be incurred in the ordinary course of business. Except to the extent reflected, included, disclosed or reserved against in Medco's recent Balance Sheet, or specifically otherwise set forth or on Schedule 3.10, Medco has no present knowledge of, or present reason to believe in the existence of, any liability of any kind or nature whether accrued, absolute, contingent or otherwise, including without limitation, tax liabilities due to or to become due, with respect to any
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period after the date of Medco's Recent Balance Sheet and prior to the date of this Agreement.

3.11  ABSENCE OF CHANGES

      Since December 31, 1995, the business of Medco has been operated and as of the Closing will be operated only in the ordinary course of business, and without limiting the generality of the foregoing, Medco has not:

      (a) Suffered any materially adverse change in its financial condition, prospects, operations or business.

      (b) Increased the rate of compensation payable to any officer, employee or agent, or granted or accrued any bonus, payment or other benefit due under any pension, incentive, deferred compensation or similar plan to any such person.

      (c) Incurred any labor dispute, work stoppage, sabotage, formal or informal complaint of unfair labor practices, or had any representational proceedings initiated, demand made for the recognition of any union as bargaining agent or any other similar event or condition which has materially and adversely affected its business.

      (d) Incurred any obligation or liability (absolute or contingent) except current liabilities under contracts entered into in the ordinary course of business, none or which materially adversely affects the business or prospects of Medco.

      (e) Discharged or satisfied any lien, encumbrance, obligation or liability (absolute or contingent) other than current liabilities and obligations shown on the Recent Financial Statements or incurred since the date of the Recent Financial statements in the ordinary course of business.

      (f) Mortgaged, pledged, or subjected to lien, charge or other encumbrances any of its assets

      (g) Sold, transferred, mortgaged, pledged, or subjected to lien, charge or other encumbrances any of its assets.

      (h) Suffered any extraordinary losses or waived any rights of substantial value.

      (i) Made or declared any distribution or divided to its shareholders with respect to its capital stock, or otherwise.

      (j) Entered into any transaction not in the ordinary course of business other than this Agreement.
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3.12  TAXES

      All required federal, states, municipal and local tax returns of Medco have been accurately prepared and duly and timely filed, and all federal, state and local taxes required to be paid with respect to the periods covered by such returns have been paid. All federal, state, municipal and local taxes required to be paid with respect to any period prior to the date of Medco's Recent Balance Sheet have been reflected and fully reserved for on Medco's Recent Financial Statements. Medco has no tax deficiency outstanding, proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax. Medco's federal income tax returns have not been audited by the Internal Revenue Service.

3.13  TITLE TO PROPERTIES

      Medco has good and marketable title to all the properties and assets its purports to own, including, without limitation, those reflected in its books and records and in its Recent Financial statements (except assets thereafter sold in the ordinary course of business). Such properties and assets are not subject to any mortgage, pledge, lien, charge, security interest, encumbrance, restriction, lease, license, easement, charge, liability or claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise, except those which are included, reflected or expressly set forth in its Recent Financial Statements. All of such properties and assets are in good operating condition and repair and conform with all applicable ordinances, regulations and other laws or requirements. all of Medco's fixtures and improvements to real property, and its use of real property, conform in all material respects with all applicable building, zoning and other laws, ordinances, orders and regulations and applicable public and private covenants or restrictions.

3.14  TITLE TO STOCK

      The Sole Shareholder is the sole owner of the Medco Stock, which stock constitutes all of the capital stock of Medco, issued and outstanding, and all of which stock will be delivered by him hereunder, free and clear of all liens, pledges, encumbrances, charges, agreements or claims by or on the part of any persons, firm or corporation, and the Sole Shareholder has good and marketable title thereto with full right and unrestricted power to assign , transfer and deliver such stock to Williston as provided in this Agreement. No right or option to purchase any of the Medco Stock or any other securities of Medco exists in favor of any person, firm or corporation.

3.15  AGREEMENTS

      Medco is not in default under any contract, agreement or commitment. No consent of third parties to any contract, agreement or commitment of Medco is required for the execution or consummation of this Agreement.
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3.16  INDEBTEDNESS OF OFFICERS AND DIRECTORS

      Medco is not indebted to the Sole Shareholder or to any other person who is or has been an officer, director, or stockholder of Medco, or to any member of the immediate family of any such person.

3.17  LITIGATION

      There are no claims, legal actions, suits, arbitrations, governmental investigations or other legal or administrative proceedings in progress or pending or to the knowledge of Medco or the Sole Shareholder threatened against or relating to Medco, its properties, assets or business and neither Medco nor the Sole Shareholder knows or has reason to be aware of any facts which might result in any such claim, action, suit, arbitration or other proceeding.

3.18  PENSION OR BENEFIT PLANS

      Medco has no formal or informal written or unwritten pension, profit-sharing, stock option, bonus plan or employee benefit or welfare plans of any kind whatsoever, or agreements with any persons for the making or granting of any pension, profit sharing or bonus payments or benefits or any stock options.

3.19  RELATIONS AND LABOR

      Medco is not a party to any collective bargaining agreements and there is no union or collective bargaining agent for Medco's employees. Medco has no employment grievances, disputes, or controversies and there are no threats of strikes or work stoppage or demand for the recognition of any union or bargaining agent for any employees.

3.20  PATENTS

      Medco is not infringing upon or otherwise acting adversely to any copyrights, trademarks, trademark rights, patents, patent rights or licenses owned by any person or persons, and there is no such claim or action pending or threatened, with respect thereto.

3.21  GOOD STANDING

      Each License, permit, franchise and authorization of Medco from any federal, state or local governmental or other regulatory authority is in good standing and in full force and effect. Medco and the Sole Shareholder do not know of any reason which could cause any of the above to be terminated. there shall not be any termination or suspension after the Closing date of any or all of the above arising out of, relating to, or caused by (I) any failure to file, or any inadequacy in filing of, any documents, reports and disclosures required under applicable rules and regulations of any federal, state or local law or agency to be filed by Medco prior to the Closing Date, (ii) activities of
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Medco or its personnel prior to the Closing date, (iii) any other failure to comply with applicable rules and regulations prior to the Closing date, or (iv) this Agreement or the transactions contemplated by this Agreement.

3.22  COMPLIANCE WITH LAW

      Medco has complied with all federal, state and local applicable laws, rules, regulations, ordinances and orders applicable to its business or properties including, without limitation, those of any agency or subdivision thereof. Medco has duly filed all returns, reports, registration statements and other documents and furnished all information required or requested by any federal, state or local governmental agency having jurisdiction with respect to Medco or its business or properties and all of the foregoing are true and complete in all respects and all payments, fees and charges reflected therein as due, or upon any deficiency notice with respect thereto, have been paid. No act of Medco, including without limitations the issuance and transfers of the capital stock of Medco, required registration under the Securities Act of 1933, as amended.

3.23  CONTINUANCE OF BUSINESS

      The businesses now conducted by Medco are substantially the same as the respective businesses conducted by it throughout the periods covered by its respective financial statements referred to in Section 3.8 and 3.9 hereof, and there has been no material change during any of such periods in the type or nature of its respective services, products, customers, suppliers or methods of operation. Neither Medco nor the Sole Shareholder have not received any notification and have no reason to believe that any persons or businesses with whom Medco does business will cease doing business, or any portion of any business, with Medco.

3.24  ADVERSE FACTS

      No facts are known to Medco or the Sole Shareholder which would materially and adversely affect future operations of Medco.

3.25  BROKERS

      The Sole Shareholder and Medco's negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Sole Shareholder directly with Williston and Sun Capital in such manner, without the intervention of any third parties so as not to give rise to any valid claims against any of the parties hereto for a brokerage commission or other like payment.

      3.26 No Misrepresentation or warranty by Medco or the Sole Shareholder in this Agreement or any statement or certification furnished or to be furnished to Williston pursuant to this Agreement or in connection with the transaction contemplated hereby,
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contains or will contain any untrue statement of material facts or omits or will omit a materiel fact necessary to make the statements contained herein true and correct.

                4. REPRESENTATION AND WARRANTIES BY WILLISTON AND
                                   SUN CAPITAL

      Williston and Sun Capital hereby represent and warrant as follows:

4.1   ORGANIZATION AND STANDING

      Williston is a corporation duly organized and validly existing and in good standing under the laws of the State of Nevada, and Williston has all requisite corporate power and authority to enter into and carry out the provisions of this Agreement. Williston owns no property and neither conducts nor carries on any business.

4.2   CAPITALIZATION

      The duly authorized capital stock of Williston consists of one hundred fifty million (150,000,000) shares, par value $.001 per share, consisting of:
(i) one hundred million (100,000,000) shares of Class A Common Stock, of which a total of twelve million, six hundred ninety-four thousand, five hundred forty-three (12,694,543) shares are outstanding, validly issued, fully paid and non assessable and owned or record by the Shareholders in those amounts indicated on a shareholder list, as of a date not more than thirty (30) days prior to the date of this Agreement, certified as accurate by the duly appointed transfer agent of Williston, and annexed hereto as Exhibit 4.2 hereof; (ii) Twenty-five million (25,000,000) shares of Class B Common Stock, of which one million, two hundred fifty thousand (1,250,000) shares are validly issued, fully paid and non assessable and owned or controlled by Sun Capital (each share of Class B Common stock can be converted, at any time, at the option of the shareholder to one share of Class A Common Stock); and (iii) twenty-five million (25,000,000) shares of Preferred Stock, none of which are issued or outstanding. Except as otherwise noted by Williston and/or Sun Capital on the said shareholder list, neither Williston nor Sun Capital knows of any beneficial interests in the said outstanding common stock other than the interests of record set forth on such list or on Schedule 4.2 hereto. There are no other securities of Williston now outstanding or securities on which it is or may become liable, or securities on which it is or may become liable, or securities that are or may become required to be issued by reason of any statutory requirements (including, without limitation, preemptive right(s), or warrants, rights, options, calls, commitments or other agreements presently outstanding.

4.3   CORPORATE RECORDS

      A copy of Williston's certificate of incorporation, all amendments thereto, and the By-Laws, all of which are certified by the Secretary of Williston as of a recent date are attached as Schedule 4.3 hereto and each of the foregoing will be complete, true and
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correct on the Closing date. The minute books of Williston contain complete and accurate records of all meetings of its stockholders and directors and of all corporate action taken by them to the extent available as at the present date. The shareholder records of Williston reflect accurately the names of the record shareholders of Williston and the number of shares of capital stock held by each stockholder.

4.4   SUBSIDIARIES

      Williston owns no security of any other entity.

4.5   INACTIVE CORPORATION

      Williston (i) has been totally inactive since 1992, (ii) has no business and no assets, (iii) emerged from Chapter 7 Bankruptcy proceedings in 1986; and
(iv) has post bankruptcy liabilities and federal tax liabilities not exceeding $-0- in the aggregate.

4.6   TRADABLE STOCK

      All or some of Williston's Class A Common Stock is presently traded or is eligible to be traded publicly in the over-the-counter market in accordance with applicable SEC rules and regulations.

4.7   SEC REPORTING OBLIGATIONS

      The Class A Common Stock of Williston is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "34 Act") and Williston is therefore required to comply with the reporting requirements of Section 13 of the said 34 Act, all of which reporting operations have, to the best knowledge of Williston and Sun Capital, been fulfilled except that the Williston is delinquent in the filing of the SEC of its annual reports on Form 10-K (or 10-KSB) for the fiscal years ended 1982 through 1996 and its quarterly reports on Form 10-Q (or 10-QSB) for the fiscal quarters ended 1982 through 1996.

4.8   DEFAULT UNDER LOANS

      Williston has no outstanding mortgages, loan agreements or indebtedness of any kind, nature or description except as set forth on Exhibit 4.8 hereto.

4.9   NO AGREEMENTS OR COURT ORDERS

      Williston is not a party to or subject to or bound by any agreement or any judgment, order, writ, injunction or decree of any court or governmental body which contains any provisions which could operate to impair the carrying out of this Agreement or any of the transactions contemplated hereby.
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4.10  AUTHORITY

      The execution, delivery and performance of this Agreement by Williston and Sun Capital have been duly and effectively authorized by all requisite corporate action and will not violate any provision of the Certificate of Incorporation or By-Laws of Williston or any provision of, or result in the acceleration of any obligation under, any agreement, indenture, instrument, lease, contract or other undertaking to which Williston is a party or by which it is bound.

4.11  AUDITED FINANCIAL STATEMENTS

      Prior to the Closing Date, Williston will deliver to Medco and the Sole Shareholder audited financial statements (the "Williston Financial Statements") through its last fiscal year and any subsequent interim periods, as the SEC shall require in order to bring Williston into full compliance with its reporting requirements under the "34 Act", which financial statements will show that Williston has no assets and has post bankruptcy liabilities and federal tax liabilities not exceeding $-0- in the aggregate.

      Financial Statements will be true, correct and complete and will accurately and truly present the financial condition of Williston as at the date thereof and the results of its operations for the period therein specified and will be prepared in accordance with generally accepted accounting principles applied on a basis consistent with that of the preceding period and consistently maintained throughout the periods involved. Without limiting the generality of the foregoing, the Williston Financial statements will disclose all debts, liabilities, commitments and obligations of every nature, whether absolute, accrued, contingent or otherwise of Williston as at the date thereof, and there will be no other debts, claims, or demands relating to or arising out of any act, transaction or circumstances which will have occurred or existed on or before the date of the Williston Financial Statements.

4.12  AGREEMENTS

      Williston is not a party to any contract, agreement or commitment and no consent of any third party is required for the execution or consummation of this Agreement.

4.13  COMPETING INTERESTS

      None of Williston's principal shareholders (owning 5% or more of its issued and outstanding common stock), officers or directors, own, directly or indirectly, a material interest in any corporation, partnership, firm or association which is a competitor or potential competitor of Medco.

4.14  INDEBTEDNESS OF OFFICERS AND DIRECTORS

      Williston is not indebted to any person who is or has been an officer, director or stockholder of Williston or Sun Capital, or to any member of the immediate family of any such person.

4.15  LITIGATION

      There are no claims, legal actions, suits, arbitrations, governmental investigations or other legal or administrative proceedings in progress or pending or to the knowledge of Williston or Sun Capital threatened against or relating to Williston, its assets of activities and Williston and Sun Capital neither knows nor has any reason to be aware of any facts which might result in any such claim, action, suit, arbitration or other proceeding.

4.16  ADVERSE FACTS

      No facts are known to either Williston or Sun Capital which would materially and adversely affect future activities of Williston.

4.17  BROKERS

      Williston's and Sun Capital's negotiations relative to this Agreement and the transaction contemplated hereby have been carried on by it directly with Medco and the Sole shareholder in such manner, without the intervention of any third parties, as not to give rise to any valid claims against any of the parties hereto for a brokerage commission or other like payments.

4.18  CONFIDENTIAL INFORMATION

      Neither Williston nor Sun Capital shall prior to or after the Closing divulge to third parties any confidential information received from Medco or the Sole Shareholder.

                CONDUCT OF MEDCO'S BUSINESS PRIOR TO THE CLOSING

5.1   NEGATIVE COVENANTS

      Medco and the Sole Shareholder agree that between the date hereof and the Closing, and except as permitted by the prior written consent of Williston, Medco will not take, or permit to be taken, any of the following actions:

      (a) Alter or amend its Certificate of Incorporation or By-Laws.

      (b) Issue or become obligated to issue any securities of any kind including without limitation any notes or capital stock.

      (c) Enter into any option, call or commitment with respect to its stock.

      (d) Declare or pay any dividend or other distribution with respect to its capital stock.

      (e) Incur any liability or obligation, except current liabilities in the ordinary course of business and obligations under contracts entered into in the ordinary course of business.

      (f) Pay or accrue any salaries, fees, commissions or other compensation to its officers or directors at a rate in excess of the rate of compensation in effect as to such individual, respectively, on the date hereof.

      (g) Enter into any contract or commitment which is not the ordinary course of business of Medco or which does, or could be expected to, materially adversely affect Medco's business.

      (h) Borrow funds or incur any indebtedness of any nature except in the ordinary court of business.

      (i) Change its banking and safe deposit arrangements

      (j) Accept, amend or grant any license, patent or trademark, or settle the infringement of any trademark or patent.

      (k) Compromise or settle any litigation, proceeding or governmental investigation against it or its properties or business, except settlements made by insurers.

5.2   AFFIRMATIVE COVENANTS

      Medco and the Sole Shareholder agree that between the date hereof and the Closing, Medco will:

      (a) Conduct its business only in the ordinary course and at the place or places said business is conducted.

      (b) Maintain in force the insurance policies presently in force or insurance policies providing substantially the same coverage, under which Medco is the insured or the beneficiary.

      (c) Preserve its business organization taken as a whole substantially intact, keep available the services of its present officers and employees and preserve the good will of its suppliers, customers and others having business relations with any of them.

      (d) Afford to Williston and its counsel, accountants, and other representatives full access during normal business hours throughout the period prior to the Closing to all of Medco's properties, books, contracts, commitments and records, and during said period furnish all information which Williston may reasonably request.

           6. CONDUCT OF WILLISTON'S CORPORATE AFFAIRS PRIOR TO THE CLOSING

6.1   NEGATIVE COVENANTS

      Williston agrees that between the date hereof and the Closing, and except as permitted by the prior written consent of Medco and the Sole Shareholder, Williston will not take, or permit to be taken, any of the following actions:

      (a) Initiate or engage in any business activities of any kind whatsoever.

      (b) Alter or amend its Certificate of Incorporation or By-Laws.

      (c) Issue or become obligated to issue and securities of any kind including without limitation any notes or capital stock.

      (d) Enter into any option, call or commitment with respect to its capital stock.

      (e) Declare or pay any dividend or other distribution with respect to its capital stock.

      (f) Incur any liability or obligation, except current liabilities in the ordinary course of its activities.

      (g) Pay or accrue any salaries, fees, commissions or other compensation to its officers or directors.

      (h) Make any profit sharing, incentive, pension or retirement payment.

      (i) Enter into any contract of commitment.

      (j) Borrow funds or incur any indebtedness.

      (k) Compromise or settle any litigation, proceeding or governmental investigation against it or its properties or business.

6.2   AFFIRMATIVE COVENANTS

      Williston agrees that between the date hereof and the Closing, Williston will:

      (a) Preserve its organizations taken as a whole substantially intact, keep available the services of its present officers and personnel.

      (b) Afford to Medco and the Sole Shareholder and their counsel, accountants, and other representatives full access during normal business hours throughout the period prior to the Closing to all of Williston's properties, books, contracts, commitments and records, and during said period furnish all information which Medco and the Sole Shareholder may reasonably request.

                  7. REPRESENTATIONS, WARRANTIES, AND COVENANTS
                     OF THE SOLE SHAREHOLDER WITH RESPECT TO
                            THE NEW WILLISTON SHARES

7.1   RESTRICTIONS ON TRANSFERABILITY

      The Sole Shareholder hereby agrees and acknowledges that the New Williston Shares to be issued and delivered to him pursuant to the terms of this Agreement, will not be registered under the Securities Act of 1933, as amended (the "'33 Act"), on the basis of the Statutory exemption provided under in
Section 4(2) thereof and on the representations made by him in this article 7, as follows:

      The Sole Shareholder hereby represents to Williston that he will acquire the New Williston Shares for investment for his own account and not with a view to the resale or distribution thereof, and that he does not intend to divide his participation with others or to resell or otherwise dispose of all or any part of the New Williston Shares unless and until they are subsequently registered under the Act, or an exemption from such registration is available. In making these representations, the sole Shareholder understands that, in the view of the Securities and Exchange Commission (The "Commission"), the statutory exemption referred to above would not be available, if notwithstanding his representations, he had in mind merely acquiring the New Williston shares for resale upon the occurrence or nonoccurrence of some pre-determined event.

      The Sole Shareholder hereby accepts the condition that before any transfer of any of the New Williston Shares may be made by him, written approval must first be obtained from Williston's counsel. The basis of such approval, which shall not be unreasonably withheld, shall be compliance with requirements of the federal and state statutes regulating securities. The Sole Shareholder understands that a legend to this effect will be placed on the certificate or certificates representing the New Williston Shares, and stop-transfer instructions to Williston's transfer agent will be issued.

      The Sole Shareholder understands that the New Williston Shares must be held indefinitely until registered under the Act, or an exemption from such registration is available. In the event Rule 144 of the Commission hereafter becomes applicable to the New Williston Shares, the sole Shareholder understands that any routine sales of the New Williston Shares made thereunder can be made only in limited amounts in accordance with the terms and conditions of that Rule. The Sole Shareholder understands that Williston has no obligation to register the New Williston Shares.

               8. CONDITIONS PRECEDENT TO WILLISTON'S OBLIGATIONS

      Williston's obligations under this Agreement are subject to the fulfillment prior to the Closing of each of the following conditions:

      8.1 Medco's and the Sole Shareholder's representations and warranties contained in this Agreement and in any certificate or document delivered to Williston pursuant hereto shall be deemed to have been made again at and as of the time of the Closing and shall then be true in all materiel respect; Medco and the Sole Shareholder shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

      8.2 Neither Medco nor the Sole Shareholder shall be a defendant in any suit or proceeding or governmental investigation pending or threatened against Medco or the Sole Shareholder which would materially affect the carrying out of this Agreement.

      8.3 Medco shall have been furnished with an opinion dated the Closing date of counsel to Medco and the Sole Shareholder to the effect that:

      (a) Medco is a corporation duly organized, validly existing and in good standing under the laws of the state of New York.

      (b) The authorized and issued capital stock of Medco consists of the number of shares stated in Section 3.2 of this Agreement and the sole record and beneficial owner of all such stock is the Sole Shareholder.

      (c) The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action and this Agreement has been duly executed and delivered by Medco and constitutes the valid and binding obligation of Medco in accordance with its terms.

      (d) To the best of counsel's knowledge, there are no agreements, judgments, orders, writs, injunctions or decrees of any court or governmental body which would prevent the transactions contemplated by this Agreement.

      (e) Medco's stock to be delivered to Williston by the Sole Shareholder under this Agreement will, when so delivered, be validly issued and outstanding and fully paid and non-assessable.

      (f) Except as may be specified by said counsel, he does not know of any litigation, proceeding or governmental investigation pending or threatened against or relating to Medco or its properties or businesses, or the transactions contemplated by this Agreement.

      8.4 Medco has not incurred any material adverse change in its assets, liabilities, financial condition, business, prospects or operations since the execution of this Agreement.

      8.5 Medco shall deliver to Williston a certified copy of the resolution of its Board of Directors approving this Agreement and the transaction contemplated hereby.

      8.6 All documents required to be delivered to Williston at or prior to the Closing shall have been so delivered.

                 9. CONDITIONS PRECEDENT TO THE SOLE SHAREHOLDER
                             AND MEDCO'S OBLIGATIONS

      The Sole Shareholder's and Medco's obligations under this Agreement are subject to the fulfillment prior to the Closing of each of the following conditions:

      9.1 Williston's and Sun Capital's representation and warranties contained in this Agreement and in any certificate of document delivered to the Sole Shareholder and Medco pursuant hereto shall be deemed to have been made again at and as of the time of the Closing and shall then be true in all material respects; Williston shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing; and the Sole Shareholder and Medco shall have been furnished with a certificate of Williston dated the Closing date, certifying in such detail as the Sole shareholder and Medco may reasonably request to the fulfillment of the foregoing conditions.

      9.2 Williston shall not be a defendant in any suit or proceeding or governmental investigation pending or threatened against Williston which would materially affect the carrying out of this Agreement.

      9.3 The Sole Shareholder and Medco shall have been furnished with an opinion dated the Closing date of counsel for Williston, to the effect that:

      (a) Williston is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

      (b) The authorized and issued capital stock of Williston consists of the number of shares stated in Section 4.2 of this Agreement.

      (c) The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action and this Agreement has been duly executed and delivered by Williston and constitutes the valid and binding obligation of Williston in accordance with its terms.

      (d) To the best of counsel's knowledge, there are no agreements, judgments, order, writs, injunctions or decrees of any court or governmental body which would prevent the transactions contemplated by this Agreement.

      (e) The New Williston Shares to be delivered to the Sole Shareholder by Williston under this Agreement will, when so delivered, be validly issued and outstanding and fully paid and non-assessable.

      (f) Except as may be specified by said counsel, they do not know of any litigation, proceeding or governmental investigation pending or threatened against or relating to Williston or its activities or assets, or the transactions contemplated by this Agreement.

      9.4 Williston shall not have incurred any adverse change in its assets, liabilities, financial condition, activities, prospects or operations.

      9.5 Williston shall deliver to the Sole Shareholder and Medco a certified copy of the resolutions of its Board of Directors approving this Agreement and the transactions contemplated hereby.

      9.6 All documents required to be delivered to the Sole Shareholder and Medco at or prior to the Closing shall have been so delivered.

                                10. MISCELLANEOUS

10.1  SURVIVAL

      All representations, warranties, covenants and agreements made by any of the parties hereto in this Agreement or in any certificate or instrument delivered by or on behalf of any of them pursuant hereto shall survive the execution and delivery of this Agreement, any investigation that may have been made or may be made at any time by or on behalf of any party hereto, and the consummation of this Agreement.

10.2  PARTIES IN INTEREST

      This Agreement shall be binding upon and inure to the benefit of and be enforceable by each corporate party hereto and its successors and each individual party hereto and his heirs, personal representatives and successors. This Agreement shall not be assigned by any party hereto (except by operation of law) and any such prohibited assignment shall be null and void.

10.3  EXPENSES AND REORGANIZATION

      Each of the parties to this Agreement shall bear their respective expenses relating to this Agreement.

10.4  GOVERNING LAW

      This Agreement shall be governed by and construed and enforced under the laws of the state of New Jersey.

10.5  ENTIRE AGREEMENT

      This Agreement contains the entire understanding of the parties hereto with respect to the subject mater herein contained and no amendment, modification or termination of this Agreement shall be valid unless expressed in a written instrument executed by the parties hereto or their respective successors.

10.6  EXHIBITS

      All Exhibits and Schedules to this Agreement or other certificates or documents delivered pursuant to this Agreement shall be deemed to be a part of this Agreement, whether or not required to be annexed hereto, and shall be initialed by the party required to deliver such Exhibit, certificate or document.

10.7  WAIVER

      No waiver or any provision of, or any breach or default of this Agreement, shall be considered valid unless in writing and signed by the party giving such waiver and no waiver shall be deemed a waiver of any other provisions or any subsequent breach or default of a similar nature.

10.8  FURTHER ASSURANCES

      Each party to this Agreement will, at the request of the other, execute and deliver to such other party all further endorsements and documents as such other party may reasonably request in order to consummate and perfect the transactions contemplated by this Agreement.

10.9  COUNTERPARTS

      This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

10.10 HEADINGS

      Section headings are contained on this Agreement only for purposes of convenience of reference and shall not affect the interpretation of this Agreement or modify any of its terms or provisions.

10.11 NOTICES

      Any notice or other communication permitted or required to be given hereunder shall be in writing and shall be deemed to have been given upon receipt by first class registered mail, certified mail, recognized over-night courier, in all class and written confirmation of receipt required, addresses to the parties as set forth below:



      TO:  WILLISTON OIL
               246 CLIFTON AVENUE
               CLIFTON, NJ  07011

      TO:  SUN CAPITAL CORPORATION
               246 CLIFTON AVENUE
               CLIFTON, NJ  07011

      TO:  FAHIM SHARAIE
               532 SYLVAN AVENUE
               ENGLEWOOD CLIFFS, NJ

      TO:  MEDCO HEALTH CORPORATION
               532 SYLVAN AVENUE
               ENGLEWOOD CLIFFS, NJ

      EACH OF THE FOREGOING SHALL BE ENTITLED TO SPECIFY A DIFFERENT ADDRESS BY GIVING NOTICE AS AFORESAID TO THE OTHER PARTIES.

      IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS AGREEMENT TO BE DULY EXECUTED AS OF THE DAY AND YEAR FIRST WRITTEN ABOVE.

                                    WILLISTON CORPORATION

                                    BY:___________________________
                                           LORENZO DAMIANO, JR., PRESIDENT

                                    SUN CAPITAL CORPORATION

                                    BY:___________________________
                                       JOHN W. SURGENT, PRESIDENT

                                    MEDCO INCORPORATED

                                    BY____________________________
                                          FAHIM SHARAIE, PRESIDENT


                                    ______________________________
                                    FAHIM SHARAIE, SOLE SHAREHOLDER
                                    OF MEDCO INCORPORATED